SECOND TIME EXTENSION OF OPTION AGREEMENT FOR PURCHASE OF ASSETS

On July 11, 2019 an Agreement entitled OPTION AGREEMENT FOR PURCHASE OF ASSETS was entered into with James Henry (copy annexed) to purchase land for $$930,000.

On September 30, 2019 the Agreement was extended to November 1, 2019 (copy annexed).

By mutually consent the SECOND TIME EXTENSION OF OPTION AGREEMENT FOR PURCHASE OF ASSETS shall be extended to February 15, 2020 under the same terms and conditions of the original July 11, 2019 Agreement.

Dated: October 24, 2019

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James Henry Seller

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Christopher Netelkos, CEO

Northridge Corporation